UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 15, 2013 (October 8, 2013)

American Realty Capital New York Recovery REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-54689	27-1065431
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor

New York, New York 10022

(Address, including zip code, of Principal Executive Offices)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Worldwide Plaza

On October 8, 2013, American Realty Capital New York Recovery REIT, Inc. (the “Company”), through a wholly owned subsidiary of its operating partnership, entered into a contribution and admission agreement to acquire a 48.9% equity interest in Worldwide Plaza located on Eighth Avenue, between 49th and 50th Streets in Manhattan. The equity interest includes the seller’s underlying interest in the office space and amenities space (described below) contained in Worldwide Plaza. The seller of the equity interest is WWP Sponsor, LLC. The seller has no material relationship with the Company and the acquisition will not be an affiliated transaction.

Pursuant to the terms of the contribution and admission agreement, the Company’s obligation to close upon the acquisition is subject to certain conditions customary to closing. Although the Company believes that the acquisition of the equity interest in the property is probable, there can be no assurance that the acquisition will be consummated. The contribution and admission agreement contains customary representations and warranties by the seller.

The contract purchase price of the 48.9% equity interest is $220.1 million, exclusive of closing costs. The Company was required to make a $30.0 million nonrefundable deposit upon the execution of the contribution and admission agreement. As part of such purchase, the Company assumes an allocation of $427.9 million of the $875.0 million of current debt on the property, comprised of mortgage and mezzanine debt. Such debt matures in March 2023 and has a blended fixed interest rate of 4.52%.The purchase price of the 48.9% equity interest reflects an agreed value for Worldwide Plaza for $1.325 billion, less the $875.0 million of debt on the property. The Company intends to fund its $220.1 million contribution with proceeds from its ongoing initial public offering. The Company may seek financing on the property at or post-closing from a lender yet to be identified. [*CONFIDENTIAL*] There is no assurance that the Company will be able to secure such financing on terms that it deems favorable or at all.

Worldwide Plaza contains approximately 2.1 million rentable square feet, including approximately 1.8 million rentable square feet of office space, approximately 30,000 square feet of retail space, a five-stage off-Broadway theater, a 38,000 square foot fitness center and a parking garage with 475 parking spaces. The retail space, theater, fitness center and parking garage represent the amenities space in Worldwide Plaza, referenced above.

The property is currently 91% leased and two major tenants, Nomura Holding America, Inc. and Cravath, Swaine & Moore, LLP, account for 82% of the property’s total rent. Nomura Holding America, Inc. is the American subsidiary of Nomura Holdings, Inc. (NYSE: NMR), an investment grade entity as determined by major credit rating agencies.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE OMITTED PORTION, WHICH

HAS BEEN REPLACED WITH THE FOLLOWING PLACEHOLDER “[*CONFIDENTIAL*]”.

The following table provides information relating to lease commencement and termination dates, rentable square feet, rental escalations, renewal options and annualized cash rental income for the property’s two major tenants reference above:

Tenant	Lease Commencement Date	Lease Termination Date	Rentable Square Feet	Annualized Cash Rental Income (in thousands)	Rental Escalations	Renewal Options
Nomura Holding America, Inc.	1/1/2012	9/30/2033(1)	819,806	$37,118	8.5% in 2018, 7.8% in 2023, and 7.2% in 2028	(2)
Cravath, Swaine & Moore, LLP	10/3/1989	8/31/2024	617,135	$54,048	5.5% in 2014, 0.4% in 2017, and 5.2% in 2019	None

(1) Nomura Holding America, Inc. retains an early termination right effective as of January 1, 2027 with 18 months’ notice.

(2) Nomura Holding America, Inc. has up to four options to renew its lease. The first two options are for renewal terms of 5 or 10 years each, whereas options two and three are for 5 years each. All of the options will be at rents that represent 95% of fair market value with 24 month notice. In total, the renewal options are designed to allow Nomura Holding America, Inc. up to 20 years of extended term.

A copy of the press release announcing the Company’s entry into a contribution and admission agreement to acquire a 48.9% equity interest in Worldwide Plaza is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated October 15, 2013

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE OMITTED PORTION, WHICH

HAS BEEN REPLACED WITH THE FOLLOWING PLACEHOLDER “[*CONFIDENTIAL*]”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

Date: October 15, 2013	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE OMITTED PORTION, WHICH

HAS BEEN REPLACED WITH THE FOLLOWING PLACEHOLDER “[*CONFIDENTIAL*]”.